CERTIFICATE NUMBER	NUMBER OF SHARES
No.

NUVEEN CALIFORNIA AMT-FREE MUNICIPAL INCOME FUND

Organized Under the Laws of the Commonwealth of Massachusetts

MuniFund Term Preferred Shares,         % Series

$0.01 Par Value Per Share

$10.00 Liquidation Preference Per Share

CUSIP No.

This Certifies that CEDE & CO. is the owner of                (            ) fully paid and non-assessable preferred shares of beneficial interest classified as MuniFund Term Preferred Shares,         % Series         , $0.01 par value per share, $10.00 liquidation preference per share, of Nuveen California AMT-Free Municipal Income Fund (the “Fund”), transferable only on the books of the Fund by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent and registrar.

A statement in full of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of beneficial interest of each class and series authorized to be issued by the Fund will be furnished by the Fund to any shareholder of the Fund upon request and without charge. The Fund is organized as a Massachusetts business trust.

This Certificate is executed on behalf of the Fund by the officers as officers and not individually and the obligations hereof are not binding upon any of the trustees, officers, or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Certificate to be signed by its duly authorized officers this day of         , A.D.         .

STATE STREET BANK AND TRUST COMPANY, As Transfer Agent and Registrar	NUVEEN CALIFORNIA AMT-FREE MUNICIPAL INCOME FUND

By:	By:
Executive Vice President	Vice President

Attest:
Assistant Secretary

[Reverse of Certificate]

FOR VALUE RECEIVED,          hereby sells, assigns and transfers unto                      Shares of beneficial interest represented by the within Certificate, and does hereby irrevocably constitute and appoint                      Attorney to transfer the said Shares on the books of the within named Fund with full power of substitution in the premises.

Dated             ,

In presence of

Witness	Stockholder

MuniFund Term Preferred Shares evidenced by this Certificate may be sold, transferred, or otherwise disposed of only pursuant to the provisions of the Fund’s Declaration of Trust and Statement Establishing and Fixing the Rights and Preferences of such Shares, copies of which will be furnished by the Fund to any shareholder upon request and without charge.

The Fund will furnish to any shareholder, upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of the Fund authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Fund.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Fund or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

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